Exhibit 99.1

Scripps reports first-quarter results

For immediate release
May 6, 2016

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the first quarter of 2016. Unless otherwise indicated, all comparisons are to the Scripps historical results for the first quarter of 2015.

For the quarter, net income from continuing operations was $4.9 million or 6 cents per share.

First-Quarter Highlights

•	Revenues from continuing operations were $209 million, up $86 million from last year.

•	Retransmission revenue almost doubled in the quarter to $53.6 million. We completed a new agreement in January 2016 with Time Warner Cable covering approximately 3 million households.

•
Election-year political advertising ramped up in the first quarter. Candidate and political action committee spending was heavy in the key Scripps states of Ohio, Florida, Michigan, Nevada and Wisconsin and generated $9.3 million of TV political advertising in the first quarter.

•
Newsy continued to add distribution and syndication partners, and its content is now available on over-the-top television services including Apple TV, Dish’s Sling TV, Watchable from Comcast, Pluto TV, Roku, Amazon Fire TV and Google Chromecast; on connected television through Xumo; on all major smart phone platforms; and at newsy.com.

•	In April, we acquired the multi-platform humor and satire brand Cracked, which informs and entertains millennial audiences with a high-traffic website, original digital video and a popular podcast.

Commenting on the results, Scripps Chairman, President and CEO Rich Boehne said:

“Scripps had a strong quarter, reaching or surpassing our financial targets, and since then we also have further expanded our portfolio of fast-growing businesses.

“Last month, we acquired Cracked, a decades-old company that has transformed itself into a popular multi-platform humor and satire brand. For Scripps, Cracked is the next step in a strategy to build out a portfolio of national brands that take advantage of the quickly developing over-the-top TV and audio marketplaces.

“Cracked’s video content will be a strong adjacency to Newsy, and we also expect to leverage what we are building through our industry-leading podcast business, Midroll, to expand Cracked’s audio storytelling as well.

“While we are enthusiastic broadcasters and continue to look for good opportunities to add to our TV station group, we also recognize that over-the-top digital delivery of both video and audio is creating marketplaces where we can build value for our owners.

“In our television division, the presidential election year - the peak of our four-year cycles - got off to a good start. We saw strong political advertising revenue across our geographic footprint, including earlier-than-expected spending for U.S. Senate races in Ohio, Nevada, Colorado and Wisconsin. These races are expected to be tight and are important contributors to our first-half political revenue.

“We’re preparing now for the presidential campaign to move forward with two candidates, framing the decision for voters and setting up a contest that will be largely waged on television. We continue to be optimistic that the two candidates will require significant television advertising in order to educate and inform voters of their choices. No medium serves this role better than broadcast television.”

First-Quarter Operating Results - Continuing Operations
Revenues increased $86 million, or 70 percent, to $209 million, compared to the first quarter of 2015. The increase was primarily a result of the acquisition of television and radio stations from the former Journal Communications as well as increases in retransmission revenue. Revenue from acquired operations accounted for approximately $68 million of operating revenues in the quarter.

Retransmission revenue almost doubled to $53.6 million. About $9 million of the $25.7 million increase was due to the Journal acquisition. Our 2016 revenue also reflects the new Time Warner agreement.

Costs and expenses for segments, shared services and corporate were $182 million, up from $119 million, primarily driven by expenses from the acquired stations and higher programming fees.

In the first quarter, we adopted a new accounting standard that changes certain aspects of the accounting for employee share-based payments. As a result, all excess tax benefits and tax deduction shortfalls will now be recognized as income tax expense or benefit in the income statement rather than in shareholders’ equity. The adoption of this accounting standard reduced the first-quarter income tax provision by $1.9 million of excess tax benefits associated with stock compensation.

First-Quarter Operating Results - Adjusted Combined Basis
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the combined Scripps/Journal operations would have been given the assumptions outlined in the supplemental materials and had the transaction been effective at the beginning of 2014. Refer to the “Supplemental Information” section that begins on page E-7 of the attached tables.

Operating revenues increased 14 percent to $209 million. Contributing to this increase were a $14.8 million or 38 percent increase in retransmission revenue, 56 percent growth in digital revenue and an $8.5 million increase in television political advertising during this election year.

Costs and expenses for segments, shared services and corporate were $182 million, up from $160 million, primarily due to higher network programming fees.

First-quarter results by segment compared to prior-period adjusted combined amounts were:

Television
In the first quarter of 2016, revenue from our television group was $180 million, up $21 million. Retransmission revenue increased $14.8 million, and political advertising revenue increased $8.5 million in the presidential election year.

Advertising revenue broken down by category was:

•	Local, down 2.2 percent to $80.3 million (on a same-station basis, excluding the 2015 results of our divested Boise station, KNIN)

•	National, down 1.6 percent to $33.4 million (on a same-station basis)

•	Political, $9.3 million in 2016 compared to $0.8 million in 2015

Retransmission revenue was up 38 percent to $53.6 million.

Total segment expenses increased 14 percent to $138 million, driven by increases in programming fees tied to affiliation agreements. The increases also were affected by strategic investments to maintain and grow strong ratings, especially in the markets where we expect the greatest presidential-election spending.

First-quarter segment profit in the television division was $41.7 million, compared to $37.3 million in the year-ago quarter.

Radio
Revenue was $14.6 million, down from $15.3 million in the 2015 quarter. Expenses were $12.5 million compared to $13.3 million in 2015.

Segment profit in the radio division was $2.1 million in the first quarter of 2016, about flat with the 2015 quarter.

Digital
Digital revenue was $12.3 million, up $4.4 million from the prior period. Excluding the impact of the Midroll acquisition, revenue increased about 25 percent.

Expenses for the digital group were $15.5 million, an increase of $2.2 million from the prior-year period.

Segment loss in the digital division was $3.1 million in the first quarter of 2016, compared to $5.4 million in the 2015 quarter.

Financial condition
On March 31, cash and cash equivalents totaled $96 million while total debt was $398 million.

From Jan. 1 through April 29, we repurchased about 760,000 shares at an average price of $17.19.

Looking ahead
Second-quarter guidance is in comparison to reported results. Scripps operated the former Journal properties for the full second quarter of 2015. The full-year guidance below for Digital, updated to account for the acquisition of Cracked, is in comparison to the adjusted combined results explained above and outlined beginning on page E-7.

Second-quarter 2016
Television revenue	Up 15-18 percent
Television expense	Up mid-teens
Radio revenue	Down mid-single digits
Radio expense	Up low single digits
Digital revenue	Up high 60 percent range (includes Cracked)
Digital expense	Up high 30 percent range (includes Cracked)
Corporate and shared services	$11 million

For the full year, the acquisition of Cracked means we now expect our Digital division revenue to be up in the mid 50 percent range and our Digital division expense to be up in the high 30 percent range.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s first-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live webcast of the conference call. To access the webcast, visit http://www.scripps.com and click on “investors” and then “investor information.” The webcast link can be found on that page under “upcoming events.”

To access the conference call by telephone, dial (800) 230-1059 (U.S.) or (612) 234-9959 (international) approximately five minutes before the start of the call. Investors and analysts will need the name of the call ("Scripps earnings call") to be granted access. Callers also will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time May 6 until 11:59 p.m. May 20. The domestic number to access the replay is (800) 475-6701, and the international number is (320) 365-3844. The access code for both numbers is 385051.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://www.scripps.com approximately four hours after the call, click on "investors" then "investor information," and the link can be found on that page under “audio/video links.”

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including multi-platform satire and humor brand Cracked, podcast industry leader Midroll Media and over-the-top video news service Newsy. Scripps also produces television shows including “THE LIST” and ”The Now,” runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, Valerie.miller@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2016	2015

Operating revenues	$209,498	$123,023
Segment, shared services and corporate expenses	(182,200)	(118,754)
Defined benefit pension plan expense	(3,450)	(2,686)
Acquisition and related integration costs	(578)	(2,774)
Depreciation and amortization	(14,411)	(8,295)
Gains (losses), net on disposal of property, plant and equipment	4	(164)
Operating expenses	(200,635)	(132,673)
Operating income (loss)	8,863	(9,650)
Interest expense	(4,579)	(2,052)
Miscellaneous, net	(191)	(1,436)
Income (loss) from continuing operations before income taxes	4,093	(13,138)
Benefit for income taxes	795	5,023
Income (loss) from continuing operations	4,888	(8,115)
Income from discontinued operations, net of tax	—	3,015
Net income (loss)	$4,888	$(5,100)
Net income (loss) per basic share of common stock:
Income (loss) from continuing operations	$0.06	$(0.14)
Income from discontinued operations	—	0.05
Net income (loss) per basic share of common stock	$0.06	$(0.09)

Weighted average basic shares outstanding	83,965	57,335
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes 15 ABC affiliates, five NBC affiliates, two FOX affiliates, two CBS affiliates and four non big-four affiliated stations. We also own five Azteca America Spanish-language affiliates. Our television stations reach approximately 18% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local, national and political advertisers and retransmission fees received from cable operators and satellite carriers.
Our radio segment consists of 34 radio stations in eight markets. We operate 28 FM stations and six AM stations. Radio stations earn revenue primarily from the sale of advertising to local advertisers.

Our digital segment includes the digital operations of our local television and radio businesses. It also includes the operations of national digital businesses such as Newsy, an over-the-top ("OTT") video news service, and Midroll, a podcast industry leader. Our digital operations earn revenue primarily through the sale of advertising and marketing services.

Syndication and other primarily includes the syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating performance of our business segments is as follows:

	Three Months Ended March 31,
(in thousands)	2016	2015	Change

Segment operating revenues:
Television	$179,904	$114,218	57.5%
Radio	14,603	—
Digital	12,326	6,235	97.7%
Syndication and other	2,665	2,570	3.7%
Total operating revenues	$209,498	$123,023	70.3%

Segment profit (loss):
Television	$41,687	$22,054
Radio	2,143	—
Digital	(3,133)	(4,654)
Syndication and other	893	405
Shared services and corporate	(14,292)	(13,536)
Defined benefit pension plan expense	(3,450)	(2,686)
Acquisition and related integration costs	(578)	(2,774)
Depreciation and amortization	(14,411)	(8,295)
Gains (losses), net on disposal of property, plant and equipment	4	(164)
Interest expense	(4,579)	(2,052)
Miscellaneous, net	(191)	(1,436)
Income (loss) from continuing operations before income taxes	$4,093	$(13,138)

Operating revenues for our television segment were as follows:

	Three Months Ended March 31,
(in thousands)	2016	2015	Change

Segment operating revenues:
Local	$80,257	$58,755	36.6%
National	33,445	25,602	30.6%
Political	9,260	500
Retransmission	53,614	27,918	92.0%
Other	3,328	1,443	130.6%
Total operating revenues	$179,904	$114,218	57.5%
Operating revenues for our radio segment were as follows:

	Three Months Ended March 31,
(in thousands)	2016	2015	Change

Segment operating revenues:
Advertising	$14,122	$—
Other	481	—
Total operating revenues	$14,603	$—

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2016	As of December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$96,252	$108,061
Other current assets	194,392	194,569
Total current assets	290,644	302,630
Investments	14,992	13,856
Property, plant and equipment	265,829	271,047
Goodwill	585,787	585,787
Other intangible assets	473,430	479,187
Deferred income taxes	28,080	13,640
Miscellaneous	14,663	14,713
TOTAL ASSETS	$1,673,425	$1,680,860

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,736	$31,606
Customer deposits and unearned revenue	7,317	8,508
Current portion of long-term debt	6,656	6,656
Accrued expenses and other current liabilities	55,496	73,053
Total current liabilities	97,205	119,823
Long-term debt (less current portion)	391,656	392,487
Other liabilities (less current portion)	266,328	267,567
Total equity	918,236	900,983
TOTAL LIABILITIES AND EQUITY	$1,673,425	$1,680,860

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2016	2015

Numerator (for basic and diluted earnings per share)
Income (loss) from continuing operations	$4,888	$(8,115)
Less income allocated to RSUs	(53)	—
Numerator for basic and diluted earnings per share	$4,835	$(8,115)
Denominator
Basic weighted-average shares outstanding	83,965	57,335
Effective of dilutive securities:
Stock options held by employees and directors	260	—
Diluted weighted-average shares outstanding	84,225	57,335

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

We are providing this supplemental non-GAAP (Generally Accepted Accounting Principles) information to illustrate what the combined Scripps/Journal broadcast operations would have been had the transactions been effective at the beginning of 2013 with the new segment reporting structure, given the assumptions contained therein.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating business unit and consolidated company performance. The company therefore believes that the non-GAAP measures presented provide useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its businesses.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on Scripps GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from or as a substitute for the related GAAP measures and should be read only in conjunction with financial information presented on a GAAP basis.

The historical adjusted combined financial information contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of Journal’s broadcast operations had occurred on January 1, 2013. Nor is this information necessarily indicative of the future results of operations of the combined companies. The preparation of the adjusted combined financial information includes the use of estimates that may not have been accurate and assumptions that may not have been valid had the transactions occurred on January 1, 2013. However management believes them to be reasonable.

The historical adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

The historical adjusted combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual amounts to differ materially from those anticipated. See “Risk Factors” and "Cautionary Statements Regarding Forward Looking Information” included in our 2014 Annual Report on Form 10-K or as amended in subsequent filings.

The 2015 historical adjusted combined amounts reflect the historical combined results of Scripps and Journal's broadcast operations, and the television stations acquired from Granite. The newspaper operations of Scripps and Journal that were spun-off have been excluded from the historical adjusted combined amounts.

Actual and adjusted combined income from operations before income taxes

	Actual	Adjusted Combined
	Q1	Q1
(in millions)	2016	2015	Change

Operating Revenues:
Advertising	$146.3	$139.5	$6.8	4.9%
Retransmission	53.6	38.8	14.8	38.1%
Other	9.6	6.1	3.5	57.4%
Total operating revenues	209.5	184.4	25.1	13.6%

Costs and Expenses:
Employee compensation and benefits	95.9	91.9	4.0	4.4%
Programs and program licenses	40.6	32.1	8.5	26.5%
Other expenses	45.7	36.4	9.3	25.5%
Total costs and expenses, excluding pension expense	182.2	160.4	21.8	13.6%
Defined benefit pension plan expense	3.5	3.1	0.4
Total costs and expenses	185.7	163.5	22.2	13.6%

Depreciation, Amortization and (Gains)/Losses:
Depreciation	8.7	9.6	(0.9)
Amortization of intangible assets	5.8	4.6	1.2
(Gains)/losses, net on disposal of property, plant and equipment	—	0.2	(0.2)
Net depreciation, amortization and (gains)/losses	14.4	14.4	—
Operating income	9.4	6.5	2.9
Interest expense	(4.6)	(3.9)	(0.7)
Miscellaneous, net	(0.2)	(0.1)	(0.1)
Income from operations before income taxes and transaction costs*	$4.6	$2.5	$2.1

* The 2016 quarter excludes $0.6 million of transaction costs, which we have excluded from the actual results. Earnings from operations on a GAAP basis is a loss of $4.1 million.

The Q1 2015 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.

Television segment actual and adjusted combined segment profit

	Actual	Adjusted Combined
	Q1	Q1
(in millions)	2016	2015	Change

Local	$80.3	$83.0	$(2.7)	(3.3)%
National	33.4	34.2	(0.8)	(2.3)%
Political	9.3	0.8	8.5
Retransmission	53.6	38.8	14.8	38.1%
Other	3.3	1.8	1.5	83.3%
Total operating revenue	179.9	158.6	21.3	13.4%
Segment costs and expenses:
Employee compensation and benefits	65.8	65.7	0.1	0.2%
Programs and program licenses	39.5	30.0	9.5	31.7%
Other expenses	33.0	25.6	7.4	28.9%
Total segment costs and expenses	138.2	121.3	17.0	14.0%
Segment profit	$41.7	$37.3	$4.3	11.5%

Radio segment actual and adjusted combined segment profit

	Actual	Adjusted Combined
	Q1	Q1
(in millions)	2016	2015	Change

Total operating revenue	$14.6	$15.3	$(0.7)	(4.6)%
Segment costs and expenses:
Employee compensation and benefits	7.3	7.6	(0.3)	(3.9)%
Programs and program licenses	1.1	2.0	(0.9)	(45.0)%
Other expenses	4.1	3.7	0.4	10.8%
Total segment costs and expenses	12.5	13.3	(0.8)	(6.0)%
Segment profit	$2.1	$2.0	$0.1	5.0%

Digital segment actual and adjusted combined segment loss

	Actual	Adjusted Combined
	Q1	Q1
(in millions)	2016	2015	Change

Total operating revenue	$12.3	$7.9	$4.4	55.7%
Total segment costs and expenses	15.5	13.3	2.2	16.5%
Segment loss	$(3.1)	$(5.4)	$2.2	(40.7)%

The Q1 2015 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.

Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and income (loss) from operations before income taxes to the adjusted combined revenue and adjusted combined income (loss) from operations before income taxes.

(in millions)	Q1 2015

The E.W. Scripps Company operating revenue, as reported	$123.0
Journal Broadcast acquisition	62.5
Other revenue adjustments, primarily retransmission revenue	(1.1)
Adjusted combined operating revenue	$184.4

(in millions)	Q1 2015

The E.W. Scripps Company loss from continuing operations before income taxes, as reported	$(13.1)
Journal Broadcast acquisition, assumed acquisition January 1, 2013	12.3
Depreciation and amortization purchase price adjustments	(2.1)
Transaction synergies (1)	2.5
Other revenue adjustments, primarily retransmission revenue	(1.1)
Shared services and corporate adjustments (2)	3.1
Eliminate acquisition and integration costs incurred from the Journal transactions	2.8
Interest expense adjustments (3)	(1.9)
Adjusted combined income from continuing operations before income taxes	$2.5

(1) Adjustment reflects expected operating efficiencies in the TV division gained from the combination of Scripps and Journal

(2) Adjustment reflects corporate and shared services on a normalized run rate

(3) Adjustment reflects the additional interest expense from the incremental $200 million term loan borrowing and the Journal subordinated notes payable that was assumed by Scripps

The Q1 2015 adjusted combined historical results do not necessarily reflect what the historical results would have been and are not necessarily indicative of future results.